Exhibit 10.4

Letter Agreement for Grant of Restricted Shares

NEWRACE LIMITED

December 17, 2010

To:	Mr. Yifan Li

688 South Xizang Road

Apartment 4-2903

Shanghai 200011

People’s Republic of China

Re:	Grant of Restricted Shares from Newrace Limited to Mr. Yifan Li

Dear Mr. Yifan Li:

In consideration for you serving as the chief financial officer of China Zenix Auto International Limited, a company incorporated in the British Virgin Islands (the “Company”), the undersigned on behalf of Newrace Limited, a company incorporated in the British Virgin Islands (the “Grantor”), is pleased to grant you an award of certain ordinary shares of the Company based on, and subject to, the following terms and conditions (the “Award”).

1. Grant of Restricted Shares. The Grantor hereby grants to you as the Grantee (the “Grantee”) named in the Schedule of Restricted Share Grant attached hereto as Schedule 1, the total number of ordinary shares of the Company set forth in Schedule 1 (the “Shares”), based on the vesting provisions and schedule set forth in Schedule 1 (the “Vesting Schedule”) and subject to the other terms and provisions set forth in Schedule 1 and this letter agreement (this “Agreement”). Unless otherwise defined herein, the terms defined in Schedule 1 shall have the same defined meanings in this Agreement.

2. Transfer Restrictions. The Shares granted to the Grantee hereunder may not be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of by the Grantee prior to the date when the Shares become vested pursuant to the Vesting Schedule set forth in Schedule 1. Any attempt to transfer any Shares not yet vested under the Vesting Schedule (the “Restricted Shares”) in violation of this Section 2 will be null and void and will be disregarded.

3. Escrow of Shares. For purposes of facilitating the enforcement of the provisions of this Agreement (including Schedule 1), the Grantee agrees, immediately upon receipt of the certificate(s) for the Restricted Shares, to deliver such certificate(s), together with an Assignment Separate from Certificate in the form attached hereto as Exhibit A, executed in blank by the Grantee and the Grantee’s spouse (if any and required for transfer) with respect to each such stock certificate, to the Grantor, or his designee, to hold in escrow for so long as such Restricted Shares have not vested pursuant to the Vesting Schedule set forth in Schedule 1, with the authority to take all such actions and to effectuate all such transfers and/or releases as may be necessary or appropriate to accomplish the objectives of this Agreement in accordance with the terms hereof. The Grantee hereby acknowledges that the appointment of the Grantor (or his designee) as the escrow holder hereunder with the stated authorities is a material inducement to the Grantor to make this Agreement and that such appointment is coupled with an interest and is accordingly irrevocable. The Grantee agrees that the Restricted Shares may be held electronically in a book entry system maintained by the Company’s transfer agent or other third-party and that all the terms and conditions of this Section 3 applicable to certificated Restricted Shares will apply with the same force and effect to such electronic method for holding the Restricted Shares. The Grantee agrees that such escrow holder shall not be liable to any party hereto (or to any other party) for any actions or omissions unless such escrow holder is grossly negligent relative thereto. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Upon the vesting of all Restricted Shares, the escrow holder will, without further order or instruction, transmit to the Grantee the certificate evidencing such Shares, subject, however, to satisfaction of any withholding obligations provided in Section 5.

4. Distributions. The Grantor shall be entitled to receive and retain all dividends (whether in cash, securities or other property) with respect to the Restricted Shares, and the Grantee shall be entitled to receive and retain all dividends (whether in cash, securities or other property) with respect to the vested Shares, less any applicable withholding obligations.

5. Taxes.

(a) Tax Liability. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Shares, regardless of any action the Grantor or the Company takes with respect to any tax withholding obligations that arise in connection with the Shares. None of the Grantor, the Company nor any of their officers, directors, agents or affiliates makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Shares or the subsequent sale of Shares.

(c) Payment of Withholding Taxes. Prior to any event in connection with the Shares (e.g., vesting) that the Grantor determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any employment tax obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Grantor.

(i) By Share Withholding. The Grantee authorizes the Grantor to, upon the exercise of its sole discretion, withhold from those Shares issuable to the Grantee the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation. The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the minimum Tax Withholding Obligation of the Grantee. Accordingly, the Grantee agrees to pay to the Grantor as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

(ii) By Sale of Shares. Unless the Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, the Grantee’s acceptance of this Award constitutes the instruction and authorization of the Grantee to the Grantor and any brokerage firm determined acceptable to the Grantor for such purpose to sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Grantor determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation. Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the minimum Tax Withholding Obligation of the Grantee, the Grantor agrees to pay such excess in cash to the Grantee. The Grantee acknowledges that the Grantor or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable minimum Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Grantor as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(iii) By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as approved by the Grantor) before any Tax Withholding Obligation arises (e.g., a vesting date), the Grantee may elect to satisfy its Tax Withholding Obligation by delivering to the Grantor an amount that the Grantor determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Grantor may direct, (y) delivery of a certified check payable to the Grantor, or (z) such other means as specified from time to time by the Grantor.

6. Stop Transfer Notices. In order to ensure compliance with the restrictions on transfer set forth in this Agreement (including Schedule 1), the Company may issue appropriate “stop transfer” instructions to its transfer agent.

7. Refusal to Transfer. The Grantee acknowledges that the Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8. Restrictive Legends. The Grantee understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE LETTER AGREEMENT FOR GRANT OF RESTRICTED SHARES BETWEEN THE NEWRACE LIMITED AND THE ORIGINAL HOLDER OF THESE SHARES [AND IN OTHER AGREEMENTS]. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

9. Lock-Up Agreement.

(a) Agreement. The Grantee hereby irrevocably agrees not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any interest in the Shares or any other ordinary shares of the Company (collectively, “Ordinary Shares”) or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Ordinary Shares (except Ordinary Shares included in such public offering or acquired on the public market after such offering) during the 200-day period following the effective date of a registration statement of the Company filed under the United States Securities Act of 1933, as amended (the “Securities Act”). The Grantee further agrees to sign such further documents as may be requested by the lead underwriter of any public offering of the Ordinary Shares (the “Lead Underwriter”) to effect the foregoing and agrees that the Company may impose stop-transfer instructions with respect to such Ordinary Shares subject until the end of such period. The Company and the Grantee acknowledge that each Lead Underwriter of a public offering of the Company’s shares, during the period of such offering and for the lock-up period thereafter, is an intended beneficiary of this Section 9.

(b) No Amendment Without Consent of Underwriter. During the period from identification as a Lead Underwriter in connection with any public offering of the Company’s Ordinary Shares until the earlier of (i) the expiration of the lock-up period specified in Section 9(a) in connection with such offering or (ii) the abandonment of such offering by the Company and the Lead Underwriter, the provisions of this Section 9 may not be amended or waived except with the consent of the Lead Underwriter.

10. Grantee’s Representations. In connection with the Shares, the Grantee represents to the Grantor the following:

(a) The Grantee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Grantee is acquiring these Shares for investment for the Grantee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(b) The Grantee acknowledges and understands that the Shares constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon among other things, the bona fide nature of the Grantee’s investment intent as expressed herein. In this connection, the Grantee understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if the Grantee’s representation was predicated solely upon a present intention to hold these Shares for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Shares, or for a period of one year or any other fixed period in the future. The Grantee further understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Grantee further acknowledges and understands that neither the Grantor nor the Company is under any obligation to register the Shares. The Grantee understands that the certificate evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company. The Grantee is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.

(c) THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE SHARES SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE AS SET FORTH IN THE VESTING SCHEDULE ON SCHEDULE 1 (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT (INCLUDING SCHEDULE 1) SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO FUTURE GRANTS OR AWARDS OR CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE RIGHT OF THE COMPANY OR RELATED ENTITY TO WHICH THE GRANTEE PROVIDES SERVICES TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

(e) The Grantee has reviewed this Agreement (including Schedule 1) in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement (including Schedule 1) and fully understands all provisions of this Agreement (including Schedule 1).

(f) The Grantee further acknowledges and agrees that this Award is being granted in full satisfaction of the Grantor’s obligation to issue the Grantee restricted shares or other awards under any offer letter or employment agreement prior to the Date of Award, and the Grantee shall have no rights with respect to any additional restricted shares or awards from the Grantor under the terms of such offer letter or employment agreement. In the event the Grantee has previously received any documentation with respect to this or any other restricted shares or award, the Grantee acknowledges and agrees that such documentation and option are of no further force and effect and are superseded in their entirety by this Agreement (including Schedule 1).

11. Entire Agreement: Governing Law. This Agreement (including Schedule 1) constitutes the entire agreement of the parties hereof with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Grantor and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the interest of the Grantee except by means of a writing signed by the Grantor and the Grantee. Nothing in this Agreement (including Schedule 1) is intended to confer any rights or remedies on any persons other than the parties, except as expressly provided herein. This Agreement (including Schedule 1) is to be construed in accordance with and governed by the internal laws of the State of New York, U.S.A. without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York, U.S.A. to the rights and duties of the Parties. Should any provision of this Agreement (including Schedule 1) be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

12. Construction. The captions used in this Agreement (including Schedule 1) are inserted for convenience and shall not be deemed a part of the Agreement for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

13. Arbitration. The Grantor and the Grantee agree that any suit, action, or proceeding arising out of or relating to this Agreement (including Schedule 1) shall be referred to and determined by arbitration at the Hong Kong International Arbitration Centre and in accordance with its Domestic Arbitration Rules. The arbitration proceedings shall be conducted in the Mandarin Chinese language. The parties shall have the right to conduct discovery which provides them with access to documents and witnesses that are essential to the dispute, as determined by the arbitrator. The parties agree that the arbitrator shall have no authority to vary the terms of this Agreement (including Schedule 1) or to award any punitive, consequential, incidental, indirect or special damages, interest, fees or expenses. The arbitrator’s written award shall include the essential findings and conclusions upon which the award is based. The decision of the arbitrator shall be final and may be enforced in any court of competent jurisdiction. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The parties shall bear their own attorneys’ fees and other costs arising under this Section 13 except as otherwise required by law. If any one or more provisions of this Section 13 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

14. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

15. Confidentiality. The Grantee shall keep the terms of this Agreement and the Notice strictly confidential and may not discuss such terms with anyone except as authorized by the Grantor. If the Grantee breaches the confidentiality obligations under this Section 15, the Grantor shall have the right to revoke the grant of Shares.

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If you accept and agree with these terms and conditions for the Award to you, please countersign and return a copy of this Agreement.

Sincerely,

NEWRACE LIMITED

/s/ Junqiu Gao
Junqiu Gao Director

P.O. Box 957
Offshore Incorporations Centre
Road Town, Tortola
British Virgin Islands

Accepted and agreed:

/s/ Yifan Li
Yifan Li

688 South Xizang Road
Apartment 4-2903
Shanghai 200011
People’s Republic of China

SCHEDULE 1

RESTRICTED SHARES GRANTED

Grant of Restricted Shares:

Grantor’s Name:	Newrace Limited, a British Virgin Islands company

Grantee’s Name and Address:	Mr. Yifan Li
688 South Xizang Road
Apartment 4-2903
Shanghai 200011
People’s Republic of China

Newrace Limited (the “Grantor”) has granted to you (the “Grantee”) certain of the ordinary shares its beneficially owns in China Zenix Auto International Limited (the “Company”), subject to the terms and conditions of this Schedule and the letter agreement between you and the Grantor (the “Agreement”), as follows. Unless otherwise defined herein, the terms defined in the Agreement shall have the same defined meanings in this Schedule. This Schedule is an integral part of the Agreement.

Date of Grant:	December 17, 2010

Total Number of Ordinary
Shares Awarded (the “Shares”):	The number of shares will be equivalent to 0.25%
of the outstanding shares of the Company on the
Registration Date

Purchase Price Payable per Share:	$0.00

Aggregate Purchase Price Payable for the Shares:	$0.00

Vesting Schedule:

Subject to the Grantee’s Continuous Service and other limitations set forth in this Schedule and the Agreement, the Shares will vest in accordance with the following schedule:

•	35% of the Shares shall vest on the Registration Date;

•

25% of the Shares shall vest on December 31, 2011, unless the Registration Date has not occurred by such date in which case such 25% shall vest on the date that is one year after the Registration Date;

•

20% of the Shares shall vest on December 31, 2012, unless the Registration Date has not occurred by such date in which case such 20% shall vest on the date that is two years after the Registration Date; and

•

20% of the Shares shall vest on December 31, 2013, unless the Registration Date has not occurred by such date in which case such 20% shall vest on the date that is three years after the Registration Date.

For purposes of this Schedule and the Agreement, the term “vest” shall mean, with respect to any Shares, that such Shares are no longer subject to forfeiture to the Grantor. Shares that have not vested are deemed “Restricted Shares”. If the Grantee would become vested in a fraction of a Restricted Share, such Restricted Share shall not vest until the Grantee becomes vested in the entire Share.

Vesting shall cease upon the date of termination of the Grantee’s Continuous Service for any reason, except death or Disability after one year employment with the Company. In the event the Grantee’s Continuous Service is terminated for any reason, except death or Disability after one year employment with the Company, any Restricted Shares held by the Grantee immediately following such termination of Continuous Service shall be deemed reconveyed to the Grantor, and the Grantor shall thereafter be the legal and beneficial owner of the Restricted Shares and shall have all rights and interest in or related thereto without further action by the Grantee. In the case of death or Disability after one year employment with the Company, restricted Shares held by the Grantee become fully vested.

Definitions:

“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any parent or subsidiary to render consulting or advisory services to the Company or such parent or subsidiary.

“Continuous Service” means that the provision of services to the Company or a parent or subsidiary of the Company in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a parent or subsidiary notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under any applicable laws. The Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a parent or subsidiary of the Company. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any parent or subsidiary, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or any parent or subsidiary in any capacity of Employee, Director or Consultant (except as otherwise provided herein). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. During any authorized leave of absence, the vesting of the Shares as provided in this schedule shall be suspended after the leave of absence exceeds a period of ninety (90) days. Vesting of the Shares shall resume upon the Grantee’s termination of the leave of absence and return to service to the Company or any parent or subsidiary. The Vesting Schedule of the Shares shall be extended by the length of the suspension. In the event of the Grantee’s change in status from employee, director or consultant to any other status of employee, director or consultant, the Shares shall continue to vest in accordance with the Vesting Schedule set forth above.

“Director” means a member of the board of directors of the Company.

“Disability” means any physical or mental condition that would make Grantee no longer capable or suitable to perform his duties to the Company as determined in the sole discretion of the Company.

“Employee” means any person, including an Officer or Director, who is in the employ of the Company or any parent or subsidiary, subject to the control and direction of the Company or any parent or subsidiary as to both the work to be performed and the manner and method of performance.

“Officer” means a person who is an officer of the Company or any parent or subsidiary within the meaning of Section 16 of the U.S. Securities Exchange Act and the rules and regulations promulgated thereunder.

“Registration Date” means the closing of the first sale to the general public pursuant to a registered underwritten offering and listing on an internationally recognized stock exchange, which may include a registration statement filed with and declared effective by the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, of the Ordinary Shares.

EXHIBIT A

SHARE ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED,                      hereby sells, assigns and transfers unto                     ,              (            ) Ordinary Shares of China Zenix Auto International Limited, a company incorporated under the laws of the British Virgin Islands (the “Company”), standing in his name on the books of, the Company represented by Certificate No.                           herewith, and does hereby irrevocably constitute and appoint Newrace Limited as attorney to transfer the said shares in the books of the Company with full power of substitution.

DATED:

[Please sign this document but do not date it. The date and information of the transferee will be completed if and when the shares are assigned.]